 Exhibit (a)(1)(D)
Exela Technologies, Inc.
Offer to Exchange up to 100,000,000 shares of its Common Stock (in 25 share increments) for up to $100,000,000 aggregate principal amount of its 6.00% Senior Notes due 2029
(CUSIP No. 30162V409)
To
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
Exela Technologies, Inc. (“we”, “us”, the “Company” or “Exela”) is offering (the “Offer”) to exchange up to 100,000,000 shares of its outstanding common stock, par value $0.0001 per share (the “Common Stock”), for 6.00% senior unsecured notes of the Company due March 31, 2029 (a “New Note”, and collectively, the “New Notes”), with each 25 shares of Common Stock being exchangeable in the Offer for a New Note having a principal amount equal to $25.00 (equivalent to $1.00 per share), upon the terms and subject to the conditions set forth in the Offer to Exchange (as amended and supplemented from time to time, the “Offer to Exchange”), the enclosed Letter of Transmittal (as may be amended from time to time, the “Letter of Transmittal”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”). Common Stock may only be tendered in increments of 25 shares.
The Company is requesting that you contact your clients for whom you hold shares of Common Stock regarding the Offer. For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, or who hold shares registered in their own names, enclosed as the following documents:
1.    Offer to Exchange;
2.    The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and
3.    A form of letter which may be sent to your clients for whose account you hold shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Offer.
Your prompt action is requested. The Offer will expire at 12:00 midnight, New York City time, at the end of February 24, 2022, unless extended or earlier terminated by the Company (such date and time for the Offer, as may be extended, the “Expiration Date”). Shares of Common Stock tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date.
To participate in the Offer, a timely book-entry confirmation that shares have been transferred into the account of Continental Stock Transfer & Trust Company (“CST”), the (“Exchange Agent”), at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Offer to Exchange) should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange. D.F. King & Co., Inc. is serving as information agent in the Offer (the “Information Agent”).
The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.
Neither the Company, its management, its board of directors, nor the Information Agent and the Exchange Agent for the Offer, has authorized anyone to make any recommendation to holders of shares of Common Stock as to whether or not to tender in the Offer.

Any questions related to the procedure for tendering you may have with respect to the Offer should be directed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the front of the Letter of Transmittal.
Very truly yours,
EXELA TECHNOLOGIES, INC.
NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.